Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA TO EXPLORE DISPOSITION OF ITS PACKAGING AND CONSUMER

BUSINESSES AND STRATEGIC ALTERNATIVES FOR

AFL WIRE HARNESS AND ALUMINUM CASTING OPERATIONS

New York, NY – April 25, 2007 – Alcoa today announced it will explore strategic alternatives for the disposition of its Packaging and Consumer segment which generated approximately $3.2 billion in revenues and $95 million in after-tax operating income in 2006, representing approximately 10 percent of Alcoa 2006 revenues and approximately 3 percent of after-tax operating income.

“Our packaging and consumer business is improving and strengthening. In fact, first quarter earnings more than doubled compared to the prior year as the benefits of our restructuring program are hitting the bottom line,” said Alain Belda, Alcoa Chairman and CEO. “However, now is the right time for us to explore whether these businesses may provide more value on their own or as part of another company.”

Businesses that will be included in the review of strategic alternatives include:

•

Flexible Packaging, manufacturers of laminated, printed, and extruded non-rigid packaging materials such as pouch, blister packaging, unitizing films, high quality shrink labels and foil lidding for the pharmaceutical, food & beverage, tobacco and industrial markets.

•	Closure Systems International, a global manufacturing leader of plastic and aluminum packaging closures and capping equipment for beverage, food and personal care customers.

•	Consumer Products, a leading manufacturer of branded and private label foil, wraps and bags.

•	Reynolds Food Packaging, makers of stock and custom products for the foodservice, supermarket, food processor and agricultural markets including foil, film, and both plastic and foil food containers.

In total, these packaging businesses have approximately 10,000 employees in 22 countries around the world.

Separately, the company said it will explore strategic alternatives involving its Electrical and Electronic Solutions (formerly the AFL wireharness business), and automotive castings businesses. These businesses had combined 2006 revenues of approximately $1.6 billion and were marginally profitable.

“While there can be no assurance that exploration of alternatives will result in any type of transaction, this initiative should unlock the value in these businesses,” said Belda.

“We are in an enviable position with our other downstream businesses,” added Belda. “The group of assets in our Flat Rolled Products segment is without question the best in the world, as are our hard alloy extrusions, forgings, fasteners, investment castings, structures and building systems. Our proprietary technology and unique equipment set us apart from anyone else in the world in these areas.”

The Company anticipates the process will be completed by the end of 2007.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 122,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. There can be no assurance that the exploration of strategic alternatives for the identified downstream businesses will result in the completion of any type of transaction, that any such transaction will be beneficial to Alcoa or that any targeted completion dates will be met. Additional risks, uncertainties and other factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the packaging, transportation, distribution, building and construction, aerospace, industrial gas turbine and other markets; (c) significant increases in energy costs or interruption of energy supplies; (d) Alcoa’s inability to mitigate the effects of increases in the costs of raw materials, including resins, caustic soda and calcined petroleum coke; (e) Alcoa’s inability to implement successfully its strategy for growth or its productivity and cost-reduction initiatives; (f) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors disclosed in Alcoa’s Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission.